Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of February 1, 2013

Subsidiary	Jurisdiction of Incorporation
IES Residential, Inc.	Delaware
ICS Holdings LLC	Arizona
IES Commercial, Inc.	Delaware
IES Management ROO, LP	Texas
IES Management, LP	Texas
IES Operations Group, Inc.	Delaware
IES Properties, Inc.	Delaware
Integrated Electrical Finance, Inc.	Delaware
Key Electrical Supply, Inc.	Texas
Thomas Popp & Company	Ohio
IES Tangible Properties, Inc.	Delaware
IES Purchasing and Materials, Inc.	Delaware
IES Consolidation, LLC	Delaware
IES Shared Services, Inc.	Delaware
IES Commercial & Industrial, LLC	Delaware
IES Renewable Energy, LLC	Delaware